STOCKHOLDERS’ AGREEMENT dated as of February 16, 2007 (this “Agreement”), by and among the Alpine Holders (as defined herein) and the Plainfield Holders (as defined herein).

WHEREAS, pursuant to the Preferred Stock Purchase Agreement by and among Wolverine Tube, Inc., a Delaware corporation (the “Company”) and the purchasers party thereto, dated as of January 31, 2007 (the “Purchase Agreement”), the purchasers party thereto are purchasing from the Company shares of its Series A Convertible Preferred Stock, par value $0.01, of the Company (“Preferred Stock”), which is convertible into the Common Stock, par value $0.01, of the Company (“Common Stock”); and

WHEREAS, as an inducement to each of the purchasers party to the Purchase Agreement to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, the parties hereto agree to provide the rights and be subject to the obligations and restrictions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; EFFECTIVE TIME

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acceptance Notice” has the meaning ascribed to it in Section 2.2(a)(ii).

“Accepting Stockholder” has the meaning ascribed to it in Section 2.2(a)(ii).

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person. Without limiting the foregoing with respect to a Stockholder, any investment fund or managed account that is managed by the same investment manager as such Stockholder, if applicable, will be deemed to be an Affiliate of such Person.

“Agreement” has the meaning set forth in the recitals.

“Alpine Directors” has the meaning ascribed to it in Section 3.1(a)(ii).

“Alpine Holders” means, collectively, (a) The Alpine Group, Inc., a Delaware corporation; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a Permitted Transferee of an Alpine Holder; and (c) any Person who becomes a party to this Agreement as an Alpine Holder pursuant to Article II, in each case, only for so long as such Person holds Stockholder Shares.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

“Closing” has the meaning ascribed to it in the Purchase Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting Securities, by contract or otherwise.

“Convertible Securities” means any stock or securities convertible into or exercisable or exchangeable for Common Stock or other Securities of the Company.

“Investor Directors” means the Alpine Directors and the Plainfield Directors.

“Joinder Agreement” has the meaning set forth in Section 2.1(b).

“Offer Notice” has the meaning ascribed to it in Section 2.2(a)(i).

“Offer Price” has the meaning ascribed to it in Section 2.2(a)(i).

“Offered Shares” has the meaning ascribed to it in Section 2.2(a)(i).

“Offerees” has the meaning ascribed to it in Section 2.2(a)(i).

“Offeror” has the meaning ascribed to it in Section 2.2(a)(i).

“Options” means any rights, warrants or options to, directly or indirectly, subscribe for or purchase Common Stock or Convertible Securities or other Securities of the Company.

“Percentage Ownership” means with respect to any Stockholder, the fraction, expressed as a percentage, the numerator of which is the total number of shares of Common Stock held or beneficially owned by such Stockholder (on as as-converted basis) and the denominator of which is the total number of shares of Common Stock held or beneficially owned by all Stockholders (on as as-converted basis).

“Permitted Transfer” means any Transfer by a Stockholder to (i) any Affiliate (including any director, officer, partner, member, shareholder (including partners of partners and shareholders of such partners) of such Stockholder, (ii) any Transferee approved by the Requisite Investor Holders or (iii) a financial institution in connection with a loan or other agreement or arrangement secured or collateralized by such Stockholder Shares; provided, however, that any such Permitted Transfer must be made in accordance with Section 2.1(b)(i) and no Permitted Transferee may make a subsequent Permitted Transfer without the consent of the Requisite Investor Holders.

“Permitted Transferee” means any Person to whom a Permitted Transfer is made or is to be made.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, governmental authority (or an agency or subdivision thereof) or other entity of any kind.

“Plainfield Directors” has the meaning ascribed to it in Section 3.1(a)(i).

“Plainfield Holders” means, collectively, (a) Plainfield Special Situations Master Fund Limited, a Cayman Islands corporation; (b) any Person who is or becomes a holder of Stockholder Shares by Transfer of such Stockholder Shares and who is, at the time of such Transfer, a Permitted Transferee of a Plainfield Holder; and (c) any Person who becomes a party to this Agreement as a Plainfield Holder pursuant to Article II, in each case, only for so long as such Person holds Stockholder Shares.

“Preferred Stock” has the meaning set forth in the recitals.

“Purchase Agreement” has the meaning set forth in the recitals.

“Requisite Investor Holders” means each of (a) the Alpine Holders and (b) the Plainfield Holders.

“Sale of the Company” means the consummation of (a) the Transfer (in one or a series of related transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to a Person or a group of Persons acting in concert (other than to a Subsidiary of the Company); (b) the Transfer (in one or a series of related transactions) of a majority of the outstanding Securities of the Company to one Person or a group of Persons acting in concert; or (c) the merger or consolidation of the Company with or into another Person, in the case of clauses (b) and (c) above, under circumstances in which the holders of a majority of the voting power of the outstanding Securities of the Company immediately prior to such transaction own less than a majority in voting power of the outstanding Securities of the Company or the surviving or resulting Person or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more Subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or Securities of such Subsidiary or Subsidiaries) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a “Sale of the Company.”

“Securities” means “securities” as defined in Section 2(1) of the Securities Act and includes, with respect to any Person, such Person’s capital stock and other equity interests or any Stock Equivalents that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Equivalents” means, collectively, Convertible Securities and Options.

“Stockholder Shares” means (a) any equity Securities of the Company (including Common Stock) purchased or acquired by any Stockholder, including under the Purchase Agreement or (b) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in clause (a) above by way of conversion, exercise or exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation or other reorganization.

“Stockholders” means the holders of Stockholder Shares who are parties hereto or become parties hereto pursuant to and in accordance with Article II, and their respective Permitted Transferees.

“Subsidiary” means, at any time, with respect to any Person (the “Subject Person”), any other Person of which either (a) more than fifty percent (50%) of the Securities or other interests of such Person entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) more than a fifty percent (50%) interest in the profits or capital of such Person, are, in either case, at the time owned or Controlled directly or indirectly by the Subject Person or through one or more subsidiaries of the Subject Person.

“Third Party Transferee” has the meaning ascribed to it in Section 2.2(a)(iv).

“Transfer” of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, a Transfer shall not include (a) the exercise of the right to acquire Stockholder Shares pursuant to the terms of any Stock Equivalent granted by the Company, or (b) the sale or transfer of Stockholder Shares by any Stockholder to the Company or any of its Subsidiaries hereunder or pursuant to any employment, option, subscription or restricted stock purchase agreement between the Company and such Stockholder or any plan relating to the foregoing.

“Transferee” means a Person acquiring or intending to acquire Stockholder Shares through a Transfer.

“Transferor” means a Stockholder Transferring or intending to Transfer Stockholder Shares.

1.2	Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.

1.3	Effective Time.

This Agreement shall be effective as of the Closing.

ARTICLE II
ISSUANCES AND TRANSFERS OF SECURITIES

2.1	Securities Transfer Restricted.

(a) The provisions in this Article II shall apply to all Stockholder Shares now owned or hereafter acquired by a Stockholder, including Stockholder Shares acquired by reason of original issuance, dividend, distribution, exchange, conversion or acquisition of outstanding Stockholder Shares from another Person, and such provisions shall apply to any Stockholder Shares obtained by a Stockholder upon the exercise, exchange or conversion of any Stock Equivalent of the Company or any of its Subsidiaries.

(b) For a period from the date hereof until the earlier of (x) February 16, 2008 or (y) the date upon which such Stockholder Shares are registered for sale pursuant to an effective registration statement on an appropriate form or may be Transferred pursuant to and in accordance with Rule 144, no Stockholder shall Transfer any Stockholder Shares to any Person unless (i) such Person executes and delivers to the Company a joinder agreement in substantially the form attached hereto as Exhibit A (a “Joinder Agreement”), pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as a Stockholder hereunder, and (ii) such Transfer is (A) a Permitted Transfer or (B) made in compliance with this Article II; provided, however, that any Permitted Transferee pursuant to clause (iii) of the definition of Permitted Transfer shall not be required to deliver a Joinder Agreement unless and until such Permitted Transferee forecloses on the Stockholder Shares pledged to it as security or collateral or intends to Transfer all or any portion of such Stockholder Shares in connection with a foreclosure or otherwise. Notwithstanding anything to the contrary contained herein, any Transfer shall be made in accordance with all applicable federal and state securities laws.

2.2	Right of First Offer.

(a) A Stockholder may Transfer Stockholder Shares held by such Stockholder only in compliance with the following provisions:

(i) A Stockholder desiring to Transfer Stockholder Shares (an “Offeror”) shall first deliver written notice (the “Offer Notice”) to each other Stockholder (the “Offerees”) which Offer Notice shall specify (x) the number and class or classes of Stockholder Shares owned by the Offeror which the Offeror wishes to sell (the “Offered Shares”); (y) the proposed cash purchase price per share for each class of the Offered Shares (as applicable, the “Offer Price); and (z) all other terms and conditions of the offer. The Offer Notice shall constitute an irrevocable offer by the Offeror to sell to the Offerees the Offered Shares at the applicable Offer Price, as hereinafter provided.

(ii) Within ten (10) days following receipt of the Offer Notice, each Offeree shall notify the Offeror in writing (the “Acceptance Notice”) as to the number of Offered Shares, if any, it is electing to purchase (such Offeree electing to purchase Offered Shares, an “Accepting Stockholder”). If any Offeree does not provide an Acceptance Notice to the Offeror within such period, such Offeree shall be deemed to have declined to purchase any of the Offered Shares. An Acceptance Notice shall be deemed to be an irrevocable commitment to purchase from the Offeror the number of Offered Shares which such Offeree has elected to purchase pursuant to such Acceptance Notice, subject to allocation of the Offered Shares among the Accepting Stockholders, as hereinafter provided.

(iii) If the Accepting Stockholders have elected to purchase a number of Offered Shares of any class that in the aggregate exceeds the total number of Offered Shares of such class, then the number of such class of Offered Shares purchased by each Accepting Stockholder electing to purchase greater than their pro rata share of such class of Offered Shares, determined in accordance with their respective Percentage Ownership (excluding for the purposes of such calculation the Stockholder Shares held by the Offeror and the Offerees who have not exercised their option to purchase Offered Shares), shall be reduced pro rata in accordance with their respective Percentage Ownership. This Section 2.2(a)(iii) shall be construed and given effect in such manner that no Accepting Stockholder shall be required or entitled to purchase a number of Offered Shares greater than the number set forth in its Acceptance Notice. The Offeror shall promptly notify each Accepting Stockholder, if any, of the number of Offered Shares of each class allocated to it, and each such Accepting Stockholder shall be obligated to purchase at the applicable Offer Price such shares at a closing, as hereinafter provided.

(iv) If the Accepting Stockholders do not elect to purchase all of the Offered Shares available for purchase under this Section 2.2(a), the Offeror (x) shall be under no obligation to sell any of the remaining Offered Shares to any other Stockholder, unless the Offeror so elects, and (y) may, within a period of ninety (90) days from the date of the Offer Notice, subject to the provisions of Section 2.1, sell such remaining Offered Shares to one or more third parties (each a “Third Party Transferee”) for cash at a price per share not less than the applicable Offer Price, and on such other terms and conditions as are no more favorable to the proposed Third Party Transferee than those specified in the Offer Notice. If the Offeror does not complete the sale of the remaining Offered Shares within such ninety (90)-day period, the provisions of this Section 2.2(a) shall again apply, and no sale of such Offered Shares by the Offeror shall be made otherwise than in accordance with the terms of this Agreement.

(v) The closing of purchases of Offered Shares by Accepting Stockholders pursuant to this Section 2.2(a) shall take place no later than thirty (30) days after the date of the Offer Notice, or at such other date as the parties to the sale may agree. At such closing, the Offeror shall sell, transfer and deliver to each Accepting Stockholder full right, title and interest in and to the Offered Shares so purchased by such Accepting Stockholder, free and clear of all liens, security interests, adverse claims or restrictions of any kind and nature (except as otherwise set forth in this Agreement), and shall deliver to each Accepting Stockholder a certificate or certificates representing the Offered Shares sold to such Accepting Stockholder, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed and any other documents necessary for transfer. Simultaneously with delivery of such certificates, each Accepting Stockholder shall deliver to the Offeror, by wire transfer of immediately available funds to such bank account as the Offeror shall designate, a cash amount equal to the product of the applicable Offer Price and the number of Offered Shares of the corresponding class being acquired by such Accepting Stockholder, in full payment of the purchase price of the Offered Shares purchased.

(b) Notwithstanding the foregoing provisions of this Section 2.2, the terms of this Section 2.2 shall not apply to any Permitted Transfer effected pursuant to the terms hereof.

2.3	Additional Right of First Offer.

(a) Notwithstanding anything to the contrary, at any time that the Transfer of Stockholder Shares is no longer restricted pursuant to Section 2.1, a Stockholder shall not Transfer Stockholder Shares held by such Stockholder without first complying with the following provisions:

(i) A Offeror shall first deliver an Offer Notice to each the Offerrees which Offer Notice shall specify the Offered Shares, the Offered Price and all other terms and conditions of the offer. The Offer Notice shall constitute an irrevocable offer by the Offeror to sell to the Offerees the Offered Shares at the applicable Offer Price, as hereinafter provided.

(ii) Within five (5) days following receipt of the Offer Notice, each Accepting Stockholder shall provide the Offeror an Acceptance Notice specifying the number of Offered Shares, if any, it is electing to purchase. If any Offeree does not provide an Acceptance Notice to the Offeror within such period, such Offeree shall be deemed to have declined to purchase any of the Offered Shares. An Acceptance Notice shall be deemed to be an irrevocable commitment to purchase from the Offeror the number of Offered Shares which such Offeree has elected to purchase pursuant to such Acceptance Notice, subject to allocation of the Offered Shares among the Accepting Stockholders, as hereinafter provided.

(iii) If the Accepting Stockholders have elected to purchase a number of Offered Shares of any class that in the aggregate exceeds the total number of Offered Shares of such class, then the number of such class of Offered Shares purchased by each Accepting Stockholder electing to purchase greater than their pro rata share of such class of Offered Shares, determined in accordance with their respective Percentage Ownership (excluding for the purposes of such calculation the Stockholder Shares held by the Offeror and the Offerees who have not exercised their option to purchase Offered Shares), shall be reduced pro rata in accordance with their respective Percentage Ownership. This Section 2.3(a)(iii) shall be construed and given effect in such manner that no Accepting Stockholder shall be required or entitled to purchase a number of Offered Shares greater than the number set forth in its Acceptance Notice. The Offeror shall promptly notify each Accepting Stockholder, if any, of the number of Offered Shares of each class allocated to it, and each such Accepting Stockholder shall be obligated to purchase at the applicable Offer Price such shares at a closing, as hereinafter provided.

(iv) If the Accepting Stockholders do not elect to purchase all of the Offered Shares available for purchase under this Section 2.3(a), the Offeror (x) shall be under no obligation to sell any of the remaining Offered Shares to any other Stockholder, unless the Offeror so elects, and (y) may, within a period of thirty (30) days from the date of the Offer Notice, sell such remaining Offered Shares to one or more Third Party Transferees for cash at a price per share not less than the applicable Offer Price, and on such other terms and conditions as are no more favorable to the proposed Third Party Transferee than those specified in the Offer Notice. If the Offeror does not complete the sale of the remaining Offered Shares within such thirty (30)-day period, the provisions of this Section 2.3(a) shall again apply, and no sale of such Offered Shares by the Offeror shall be made otherwise than in accordance with the terms of this Agreement.

(v) The closing of purchases of Offered Shares by Accepting Stockholders pursuant to this Section 2.3(a) shall take place no later than fifteen (15) days after the date of the Offer Notice, or at such other date as the parties to the sale may agree, on the terms set forth in Section 2.2(a)(v).

ARTICLE III
BOARD; VOTING PROVISIONS

3.1	Election of Directors.

(a) Subject to the provisions of Section 3.1(c) hereof and as otherwise stated herein, each Stockholder hereby covenants and agrees to vote all of his, her or its Stockholder Shares to cause the number of directors constituting the Board to be seven (7). At each annual meeting of the holders of any class of Stockholder Shares, and at each special meeting of the holders of any class of Stockholder Shares called for the purpose of electing directors of the Company, and at any time at which holders of any class of Stockholder Shares shall have the right to vote for or consent in writing to the election of directors of the Company, then, and in each such event, each Stockholder shall vote all of the Stockholder Shares owned by him, her or it for, or consent in writing with respect to such shares in favor of, the election of a Board constituted including the following:

(i) two (2) representatives designated by the Plainfield Holders (the “Plainfield Directors”), which designees shall initially be Alan Kestenbaum and Brett Young;

(ii) two (2) representatives designated by the Alpine Holders (the “Alpine Directors”), which designees shall initially be Steven S. Elbaum (who shall initially serve as Chairman of the Board) and K. Mitchell Posner; and

(iii) an individual mutually agreed upon by the Stockholders.

(b) The majority of the members of each committee created by the Board shall at all times be Investor Directors and shall at all times include at least one (1) Plainfield Director and one (1) Alpine Director.

(c) The Stockholders shall vote their shares (i) to remove any director whose removal is required by the party or parties with the power to nominate such director and (ii) to promptly fill any vacancy created by the removal, resignation or death of a director, in each case with a new director designated, if such approval is required, in accordance with the provisions of this Section 3.1. The Stockholders shall use their commercially reasonable best efforts to fill any vacancies of the Board as soon as practicable following the date such vacancy is created.

(d) Except as otherwise agreed to by the Requisite Investor Holders, each Stockholder shall take all action possible to ensure that at all times the board of directors, board of managers, and all committees thereof, of each Subsidiary of the Company shall have an identical composition as the Board and committees thereof, as applicable, as set forth in Section 3.1.

(e) The rights of the Plainfield Holders under this Article III (i) shall terminate at any time the Plainfield Holders (or a single, or group of related, Permitted Transferees) hold less than 10% of the outstanding capital stock of the Company, on a fully diluted basis, and (ii) may be assigned by the Plainfield Holders only to a Person or group of related Persons acquiring in excess of 50% of the shares of Preferred Stock acquired by the Plainfield Holders under the Purchase Agreement (or shares into which they have been converted). The rights of the Alpine Holders under this Article III (i) shall terminate at any time the Alpine Holders (or a single, or group of related, Permitted Transferees) hold less than 10% of the outstanding capital stock of the Company, on a fully diluted basis, and (ii) may be assigned by the Alpine Holders only to a Person or group of related Persons acquiring in excess of 50% of the shares of Preferred Stock acquired by the Alpine Holders under the Purchase Agreement (or shares into which they have been converted).

3.2	Voting Agreement - Protective Provisions.

Each of the Requisite Investor Holders agrees that, in the event any matter is submitted to either of them for their vote or consent as a holder of Preferred Stock, each such Requisite Investor Holder shall first consult with the other Requisite Investor Holders. All Requisite Investor Holders shall reasonably cooperate in order to reach agreement on the manner in which votes should be cast or consent be given; provided, however, that if agreement is not reached regarding such matter, each Requisite Investor Holder shall be free to cast its vote or give its consent in its sole discretion.

ARTICLE IV

LEGEND

4.1	Legend.

(a) Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“the securities represented by this certificate are subject to a stockholders’ agreement dated as of February 16, 2007 (as amended, modified, supplemented or restated from time to time, the “agreement”), among certain of the company’s stockholders. the terms of such agreement include, among other things, restrictions on transfers and agreements relating to voting.”

(b) The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares in accordance with the terms of this Agreement.

ARTICLE V

AMENDMENT AND WAIVER

5.1	Amendment.

The terms and provisions of this Agreement may not be amended, modified or waived except pursuant to a writing signed by the Requisite Investor Holders.

5.2	Waiver.

No course of dealing between the Company and the Stockholders (or between or among any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE VI

TERMINATION

The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the dissolution, liquidation or winding-up of the Company; (b) a Sale of the Company; (c) the approval of such termination by the Requisite Investor Holders, or (d) such time as the Stockholders in the aggregate hold less than 20% of the outstanding capital stock of the Company (on an as-converted basis). Notwithstanding anything contained herein to the contrary, as to any particular Stockholder, this Agreement shall no longer be binding or of further force or effect as to such Stockholder, except as otherwise expressly provided herein, as of the date such Stockholder has Transferred all of such Stockholder’s Stockholder Shares.

ARTICLE VII

MISCELLANEOUS

7.1	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.2	Entire Agreement.

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

7.3	Independence of Agreements and Covenants.

All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant.

7.4	Successors and Assigns.

Except as otherwise provided herein, this Agreement will bind, inure to the benefit of, and be enforceable by, the Stockholders and any subsequent holders of Stockholder Shares, and the respective Permitted Transferees, successors and permitted assigns of each of them, so long as they hold Stockholder Shares.

7.5	Counterparts; Facsimile Signatures; Validity.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

7.6	Remedies.

(a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all rights and remedies which such holder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other Person party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

7.7	Notices.

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages hereto prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages hereto later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Trading Day following the date of sending, if sent by nationally recognized overnight courier service, specifying next business day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given if delivered by hand.

7.8	Governing Law.

EXCEPT AS SET FORTH BELOW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS OR PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, EACH OF THE PARTIES HERETO IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL AND STATE COURTS LOCATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND THOSE LOCATED IN THE STATE OF DELAWARE; (B) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (C) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (D) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

7.9	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.10	Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby or thereby.

7.11	Third Party Reliance.

Anything contained herein to the contrary notwithstanding, the covenants contained in this Agreement are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of Securities of the Company) or anyone acting on behalf of any thereof, other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders with respect to such covenants or any matter subject to this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Stockholders’ Agreement as of the date first written above.

PLAINFIELD HOLDERS:

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By: /s/ Thomas X. Fritsch
Name: Thomas X. Fritsch Title: Authorized Individual

Address for notices:

c/o Plainfield Asset Management LLC 55 Railroad Avenue Greenwich, CT 06830 Phone: (203) 302-1715 Fax: (203) 302-1779 Attn: Thomas X. Fritsch

ALPINE HOLDERS:

THE ALPINE GROUP, INC.

By: /s/ Stewart H. Wahrsager
Name: Stewart H. Wahrsager Title: Senior Vice President, General Counsel & Secretary

Address for notices:

One Meadowlands Plaza East Rutherford, New Jersey Phone: (201) 549-4400 Fax: (201) 549-4428 Attn: Steven S. Elbaum
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Exhibit A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Stockholders’ Agreement dated as of February 16, 2007, (as amended, modified, restated or supplemented from time to time, the “Stockholders’ Agreement”), among the stockholders named therein.

By executing and delivering this Joinder Agreement to the Stockholders, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders’ Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be [a/an] [Alpine/Plainfield] Holder, as such term is defined in the Stockholders’ Agreement.1

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of ________________________.

Signature of Stockholder

Print Name of Stockholder

Address

Facsimile

Telephone

1 Type of Stockholder shall be the same as the transferor of the transferred Securities; provided, that if the transferee is already a party to this Agreement, the transferee shall remain the same type of Stockholder that he, she or it was prior to such transfer.

2